Exhibit 99.1

Allurion Receives U.S. FDA Approval for the Allurion Gastric Balloon System, Featuring the Allurion Smart Capsule

Approval provides Allurion with access to approximately 80 million Americans with obesity

NATICK, Mass. – February 23, 2026 – Allurion Technologies, Inc. (NYSE: ALUR), a pioneer in metabolically healthy weight loss, today announced that the U.S. Food and Drug Administration (FDA) has approved the premarket approval (PMA) application for the Allurion Gastric Balloon System, featuring the Allurion Smart Capsule.

“Today’s approval is a watershed moment for Allurion and for obesity care in the United States,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “Our goal is to deliver patients metabolically healthy weight loss by helping them lose weight, keep it off, and maintain muscle. The Allurion Smart Capsule offers a safe and effective alternative to GLP-1s and bariatric surgery, and we expect it to become a mainstay in the comprehensive treatment of obesity in the United States.”

The Allurion Smart Capsule is a state-of-the-art innovation in obesity care covered by over 50 patents globally. The Smart Capsule is swallowed in a 15-minute office visit without the need for surgery, endoscopy, or anesthesia and is filled with fluid, creating a gastric balloon that resides inside the stomach for approximately four months. During that time, the balloon occupies space within the stomach, helping patients feel full and eat less. After approximately four months, the balloon’s patented Release Valve opens, and the balloon empties and passes out of the body naturally. Another Smart Capsule can then be swallowed approximately two months after the passage of the first. Unlike medications that need to be administered daily or injected weekly, the Allurion Smart Capsule results in approximately four months of treatment effect from a single administration.

In the United States, over 100 million Americans have obesity, with approximately 80 million falling within a body mass index (BMI) range of 30 to 40 kg/m2, the approved range for treatment with the Allurion Smart Capsule. It is estimated that approximately 20 million Americans have already started and stopped GLP-1s and that this number will grow to 40 million by 2027.1 Previous studies have shown that 65% of patients discontinue GLP-1s within the first year, primarily due to side effects, and then rapidly regain weight.2,3

“Obesity is a critical issue in the United States and many patients are looking for alternatives or complements to existing options, especially GLP-1 medications,” said Dr. Shelby Sullivan, Professor of Medicine at the Geisel School of Medicine at Dartmouth University and Principal Investigator on the AUDACITY FDA pivotal trial. “The AUDACITY trial results coupled with the real-world experience for the Allurion Smart Capsule outside the United States demonstrate its safety and efficacy. The Allurion Smart Capsule offers an option that many people are looking for. It is completely reversible, but repeatable over time when needed, and it does not require patients to take long-term medications for weight loss. I believe this innovation will be welcomed by providers and patients in the United States in need of additional treatments for obesity.”

Outside the United States, the Allurion Smart Capsule has already been used to treat over 200,000 patients with results reported in over 30 peer-reviewed medical journal publications. In a commercial setting outside the United

3 West et al. BMJ. 2026;392:e085304.

1 New England Consulting Group. Data on file.

2 Almohaileb FI et al. Diabetes Obes Metab. 2025; 27(9): 5342-5345.

States, when combined with the Allurion Virtual Care Suite featuring Allurion’s AI-powered behavior change program and personalized follow-up from the physician’s care team, data demonstrate that patients achieve total body weight loss of 14%4 and over 20% with two balloon cycles.5 When combined with a low dose of GLP-1s, patients treated with the Allurion Smart Capsule and Virtual Care Suite achieve a total body weight loss of over 20% with favorable improvements in muscle mass.6

More invasive options like bariatric surgery exist for patients with more advanced obesity, but only 1% of patients who qualify for bariatric surgery actually proceed with an operation, leaving most patients looking for treatment alternatives.7

“The Allurion Smart Capsule is an important tool within the continuum of obesity care,” said Dr. Jaime Ponce, President and Medical Director of the Weight Loss Center of Chattanooga and former President of the American Society for Metabolic and Bariatric Surgery (ASMBS). “For patients with a BMI between 30 and 40 seeking meaningful health improvements, the Allurion Smart Capsule could be an attractive option, especially for those seeking a structured alternative to medications or surgery.”

About Allurion
Allurion is a pioneer in metabolically healthy weight loss. The Allurion Program is a weight-loss platform that combines the FDA PMA approved Allurion Gastric Balloon System, featuring the Allurion Smart Capsule—the world’s first and only swallowable, ProcedurelessTM gastric balloon for weight loss—with the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale.

In the United States, the Allurion Gastric Balloon System (AGBS) is indicated to promote short-term limited weight loss in adult individuals with obesity between the ages of 22 years and 65 years with a body mass index (BMI) ≥ 30 kg/m2 and ≤ 40 kg/m2 who have had at least one unsuccessful attempt at a weight loss program. The residence time for each balloon is variable with an average observed residence time of 15.3 weeks. The AGBS is to be used in conjunction with a moderate intensity lifestyle modification therapy program. The AGBS consists of up to two Allurion Balloons placed during a 10-month period.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that reflect Allurion’s beliefs and assumptions based on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terms, although not all forward-looking statements contain these words. Although Allurion believes it has a reasonable basis for each forward-looking statement contained in this release, these statements involve risks and uncertainties that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: our expectations relating to the use of the Allurion Gastric Balloon System (including in combination with GLP-1 therapies) to treat obesity, including with respect to its therapeutic benefits and the acceptance of Allurion’s products in the marketplace; our estimates regarding the number of patients using GLP-1 therapies; establishing a

6 Flagiello et al. Presented at IFSO 2025.

5 Caballero et al. Obesity Surgery. 2025;35(11):4737-4743.

7 Liu N, Funk LM. Ann Surg. 2020 Feb;271(2):210-211.

4 Ienca et al. Obesity Surgery. 2020;30(9):3354-3362.

new standard for weight loss; pioneering in, and providing more patients and providers access to, metabolically healthy weight loss; and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to management.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Gastric Balloon System, including the Allurion Smart Capsule; the timing of, and results from, Allurion’s clinical studies and trials, including with respect to the combination of GLP-1s with the Allurion Smart Capsule; the evolution of the markets in which Allurion competes, including the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; a changing regulatory landscape in the highly competitive industry in which Allurion competes; the impact of the imposition of current and potential tariffs and trade negotiations, and those factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 27, 2025, and as amended on August 19, 2025, and updated from time to time by its other filings with the SEC, and its Quarterly Report on Form 10-Q filed with the SEC on November 17, 2025. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Allurion undertakes no obligation to update any forward-looking statements to reflect any new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events, other than as required by applicable law.

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